Exhibit 10.17

RESTRICTED STOCK GRANT AGREEMENT

THIS RESTRICTED STOCK GRANT AGREEMENT (“Agreement”) by and between Warren Jenson (the “Purchaser”) and Silver Spring Networks, Inc., a Delaware corporation (the “Company”), dated as of November 19, 2008.

A G R E E M E N T

1. Sale of Stock. The Company agrees on the date hereof to issue to Purchaser two hundred thousand (200,000) shares of the Company’s Common Stock (the “Stock”) which the Company has determined has a fair market value of seventy-two cents ($0.72) per share for an aggregate fair market value of One Hundred Forty-Four Thousand Dollars ($144,000). Such issuance shall be in exchange for services rendered by Purchaser to the Company and subject to the vesting schedule set forth below. The Company shall issue a certificate representing the Stock in the name of the Purchaser as soon as is practicable after the date of this Agreement which will be held by the Company until all shares of the Stock have become Vested Shares in accordance with this Agreement.

2. Representations of the Purchaser. Because of the exemptions from the registration requirements of the federal Securities Act of 1933 (the “Act”) and from the qualification requirements of the California Corporate Securities Law of 1968 (the “Law”) relied upon by the Company in making the sale of the Stock to Purchaser, Purchaser hereby warrants that Purchaser:

2.1 Is purchasing the Stock for investment for the Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Act or the Law.

2.2 Understands that the Stock has not been registered under the Act or qualified under the Law by reason of specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission (the “Commission”), the statutory basis for such exemption from the Act may not be available if the Purchaser’s representations mean that the Purchaser’s present intention is to hold the Stock for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

2.3 Further understands that the Stock must be held indefinitely unless it is subsequently registered under the Act and qualified under the Law or an exemption from such registration and such qualification is available.

2.4 Is aware of Rule 144 promulgated under the Act which permits limited public resale of stock acquired in a non-public offering, subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information

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Restricted Stock Grant Agreement

about the Company, the passage of not less than six months (one year in certain circumstances) after the holder has purchased and completed payment for the stock to be sold, effectuation of the sale on the public market through a broker in an unsolicited “broker’s transaction” or to “market maker”, and, under certain circumstances, compliance with specified limitations on the amount of securities to be sold (generally, one percent (1%) of the total amount of common stock outstanding) during any three-month period; provided, however, that such conditions need not be met by a person who is not an affiliate of the Company at the time of sale and has not been an affiliate for the preceding three (3) months, if the securities have been beneficially owned by such person for at least six months (one year in certain circumstances) prior to their sale. The Purchaser understands that the Company’s Common Stock may not be publicly traded or the Company may not be satisfying the current public information requirements of Rule 144 at the time the Purchaser wishes to sell the Stock; and thus, the Purchaser may be precluded from selling the Stock under Rule 144 even though the minimum holding period may have been satisfied. In addition, the Purchaser is aware that Rule 144 does not affect the Purchaser’s obligations under the Law and, notwithstanding the availability of Rule 144, the Stock may not be sold unless it is qualified under the Law or an exemption from such qualification is available.

2.5 Further understands that in the event the requirements of Rule 144 are not met, registration under the Act, compliance with Regulation A or some other registration exemption will be required for any disposition of the Stock; and that, although Rule 144 is not exclusive, the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in such transactions do so at their own risk.

2.6 Has either (i) a preexisting business or personal relationship with the Company or its directors or officers or (ii) by reason of Purchaser’s business or financial experience, the capacity to protect Purchaser’s own interest in connection with the transactions contemplated by this Agreement.

2.7 Without in any way limiting the representations set forth above and subject to compliance with Sections 4, 5 and 6 below, Purchaser further agrees not to make any disposition of all or any portion of the Stock unless and until:

2.7.1 There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

2.7.2 Purchaser shall: (i) have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act

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Restricted Stock Grant Agreement

or qualification under the Law or other applicable state securities laws. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

2.7.3 Notwithstanding the provisions of Sections 2.7.1 and 2.7.2 above, no such registration statement or opinion of counsel shall be necessary for a transfer (as defined in Section 6.1) by a Purchaser by gift, will or intestate succession to any family member who is a Permitted Transferee (as defined in Section 2.7.4), if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Purchaser hereunder.

2.7.4 Purchaser may transfer all or any part of the Stock to his or her spouse, to his or her ancestors or lineal descendants (whether natural or adopted) or the spouses of any of such persons, to any trust solely for the benefit of the Purchaser or any of the foregoing persons, or to any corporation in which the Purchaser owns one hundred percent (100%) of the capital stock (hereinafter referred to collectively as the “Permitted Transferees”), provided that each such Permitted Transferee shall first agree in writing to be bound by the terms and provisions of this Agreement. Each Permitted Transferee under this Section 2.7.4 shall hold any Stock transferred to such Permitted Transferee subject to all of the provisions of this Agreement, and shall make no further transfers other than as provided herein. Any change in the ownership of a corporation to which a permitted transfer has been made, or any change in a beneficiary of a trust to which a permitted transfer has been made to a beneficiary other than a foregoing permitted family member, shall be deemed to constitute a transfer of shares of Stock to other than a Permitted Transferee and shall be subject to the terms and provisions of this Agreement, including, without limitation, the right of repurchase and the right of first refusal set forth in Section 5 and Section 6 hereof, respectively.

2.8 Is aware that the receipt of the Stock by him is the receipt of income for state and federal income tax purposes in an amount equal to the fair market value per share of the Stock upon the date restrictions upon forfeiture of the Stock lapse or upon the date the filing of an appropriate election under Section 83(b) (“83b Election”) of the Internal Revenue Code is made by Purchaser. Purchaser understands that the Company will withhold income and other payroll taxes from Purchaser’s compensation as a result of the issuance of the Stock to him hereunder. Purchaser has consulted a tax advisor and is aware of the consequences of making a timely 83b Election and the consequences of not making such an election. Purchaser is aware such election must be made with the Internal Revenue Service (“IRS”) within 30 days of the date of this Agreement (the IRS makes no exceptions) and that Purchaser is solely responsible for making an 83b Election. If an 83b Election is made, the Purchaser must meet other requirements including filing a copy of the original 83b Election with Purchaser’s tax return and providing a copy to the Company.

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Restricted Stock Grant Agreement

3. Securities Legends. The certificate evidencing the Stock will be imprinted with legends as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR THE PURCHASER’S OWN ACCOUNT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SALE OR OTHER DISPOSITION OF SUCH SECURITIES MAY BE EFFECTED WITHOUT THE (1) REGISTRATION OF SUCH SALE OR DISPOSITION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND (2) QUALIFICATION OF SUCH SALE OR DISPOSITION UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

THE TRANSFER OF THESE SECURITIES, OR ANY PORTION THEREOF OR INTEREST THEREIN, IS RESTRICTED BY AN AGREEMENT BETWEEN THE PURCHASER AND THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE CORPORATION AND ALL PROVISIONS OF SUCH AGREEMENT ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE.

4. Lockup Agreement. Purchaser hereby agrees that he will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the closing of the Company’s first firm commitment underwritten public offering registered under the Act (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days, which period may be extended upon the request of the managing underwriter, to the extent required by any rules of the securities exchange or trading system on which the Company’s securities are listed, for an additional period of up to 34 days if the Company issues or proposes to issue an earnings or other public release within 18 days of the expiration of the 180-day lockup period), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Stock, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock, held immediately before the effective date of the registration statement for such offering or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise; provided, that, all Company officers, directors, members affiliated with such officers and directors and holders of at least one percent (1%) of the Company’s voting securities are similarly bound.

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Restricted Stock Grant Agreement

5. Company’s Right of Forfeiture.

5.1 Definition of “Non-Vested Shares”. The number of shares of Stock covered by this Agreement which shall be “Non-Vested Shares” shall be determined as set forth in this Section 5.1. The vesting start date shall commence October 1, 2008 (the “Start Date”). Subject in each case to Purchaser being in Continuous Status as a Service Provider to the Company, the number of shares constituting Non-Vested Shares shall be reduced in forty-eight (48) equal monthly installments of 2.0833% each, with the first of such monthly reductions to be effective on November 1, 2008 and the remaining monthly reduction to be effective on the first (1st) day of each of the next forty-seven consecutive calendar months thereafter. If at any time Purchaser ceases to be in Continuous Status as a Service Provider to the Company, there shall be no further reduction in the number of Non-Vested Shares as of the date on which Purchaser ceases to be in Continuous Status as a Service Provider to the Company, except as provided in Section 5.2. Upon termination of Purchaser’s continuous status as a Service Provider to the Company, all Non-Vested Shares shall be returned back to the Company for no monetary consideration and the Purchaser shall forfeit all Non-Vested Shares back to the Company. For purposes of this Agreement, any reference to “Vested Shares” shall mean those shares of Stock subject to this Agreement which are no longer Non-Vested Shares.

5.1.1 “Continuous Status as a Service Provider” means that the Purchaser’s relationship with the Company or any subsidiary of the Company, as either an employee or as a consultant, is not interrupted or terminated. Continuous Status as a Service Provider shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any parent or subsidiary affiliate of the Company, or any successor of the Company.

5.1.2 A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave. For purposes of the definition of Continuous Status as a Service Provider, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including Company policies.

5.2 Acceleration of Non-Vested Shares.

5.2.1 Definitions. For purposes of Section 5 of this Agreement, the following definitions shall apply:

(a) “Cause” will exist if the Purchaser’s Continuous Status as a Service Provider is terminated for any of the following reasons: (i) Purchaser’s willful, wrongful and continued failure to substantially to perform your duties and responsibilities to the Company, despite a written demand for performance from the Company’s Chief Executive Officer (“CEO”) which describes the basis for the CEO’s belief, and corrective action has not occurred within thirty (30) days of receipt of the written demand; (ii) Purchaser’s commission of any act of fraud, embezzlement, dishonesty, or any other acts of willful misconduct, and which

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said acts of willful misconduct result in material injury to the Company; (iii) the unauthorized and intentional use or disclosure by Purchaser of any proprietary information or trade secrets of the Company or any other party to whom Purchaser owes an obligation of nondisclosure as a result of Purchaser’s relationship with the Company; or (iv) Purchaser’s willful, wrongful and uncured breach of any of Purchaser’s obligations under any written agreement or covenant with the Company including the offer letter (the “Offer Letter”) between the Company and Purchaser dated June 17, 2008. The determination as to whether Purchaser is being terminated for cause shall be made in good faith by the CEO. The foregoing definition does not in any way limit the Company’s ability to terminate Purchaser’s employment at any time as provided in Section 9 of the Offer Letter.

(b) “Change of Control” shall mean (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities other than a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) “Constructive Termination” shall mean the termination of Purchaser’s Continuous Status as a Service Provider by Purchaser within sixty (60) days following (i) a material reduction in Purchaser’s job responsibilities, a change in Purchaser’s reporting responsibilities or a change to Purchaser’s title; (ii) without Purchaser’s prior written approval, the Company requires Purchaser to relocate to a facility or location more than fifty (50) miles form the location from which Purchaser was working for the Company immediately before the required change of location; (iii) except as otherwise agreed by Purchaser, any reduction of Purchaser’s total compensation package in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction applicable to all other executive officers); (iv) any material breach by the Company of any material contractual obligation owed to Purchaser which breach is not cured within thirty (30) days of written notice; or (v) the failure of the Company to obtain the assumption of the Offer Letter by a successor.

(d) “Disability” shall mean that Purchaser has been unable (for at least 150 consecutive calendar days or 200 days during any consecutive 12-month period) to perform substantially all of Purchaser’s duties under the Offer Letter as a result of Purchaser’s incapacity due to physical or mental illness, and such inability is determined to be total and

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permanent by a physician selected by the Company and its insurers and acceptable to Purchaser or Purchaser’s legal representative (which agreement Purchaser or Purchaser’s legal representative will not unreasonably withhold).

(e) “Involuntary Termination” shall mean termination of the Purchaser’s Continuous Status as a Service Provider by the Company without Cause, by the Purchaser for Construction Termination or for death or Disability.

5.2.2 Notwithstanding Section 5.1 above and provided that the Purchaser (or in the case of Purchaser’s death, Purchaser’s estate’s legal representative) executes and does not revoke an acceptable mutual release form that releases the Company, or its successor, from claims relating to Purchaser’s employment relationship and termination thereof, you will be entitles to receive the following:

(a) In the event of Purchaser’s Involuntary Termination (other than Involuntary Termination upon a Change of Control transaction) during the first twelve months following the Start Date, the vesting applicable to the Non-Vested Shares shall accelerate (or the Company’s forfeiture right with respect to such Non-Vested Shares shall lapse) as to that number of Non-Vested Shares that would have vested over the 12-month period following the date of Purchaser’s Involuntary Termination, such acceleration effective immediately prior to such termination.

(b) In the event of Purchaser’s Involuntary Termination (other than Involuntary Termination upon a Change of Control transaction) more than twelve months following the Start Date, the vesting applicable to the Non-Vested Shares shall accelerate (or the Company’s forfeiture right with respect to such Non-Vested Shares shall lapse) as to fifty percent (50%) of the Non-Vested Shares as of the date of Purchaser’s Involuntary Termination, such acceleration effective immediately prior to such termination.

(c) In the event of Purchaser’s Involuntary Termination within twelve (12) months after the date of a Change of Control transaction, then the vesting applicable to the Non-Vested Shares shall accelerate (or the Company’s forfeiture right with respect to such Non-Vested Shares shall lapse) as to all remaining Non-Vested Shares at the time Purchaser is Involuntarily Terminated; such acceleration effective immediately prior to such termination.

6. Right of First Refusal.

6.1 Grant. The Company is hereby granted a right of first refusal (the “Right of First Refusal”), exercisable in connection with any proposed transfer of the Stock. For purposes of this Section 6.1, the term “transfer” shall include any sale, assignment, pledge, encumbrance, or other disposition of the Stock intended to be made by the Purchaser, however, will not include any transfer made after any initial public offering of the Stock. Any transfer of the Stock not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

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Restricted Stock Grant Agreement

6.2 Notice of Intended Disposition. In the event Purchaser decides to accept a bona fide third-party offer for the transfer of any or all of the Stock (the Stock subject to such offer hereinafter referred to as the “Target Shares”), the Purchaser shall promptly (i) deliver to the Company written notice (the “Disposition Notice”) of the terms of the offer, including the number of Target Shares proposed to be transferred, the purchase price and the identity of the third-party offeror, and (ii) provide satisfactory proof that the disposition of the Target Shares would not be in contravention of federal or state securities laws, or any existing agreement entered into between the Purchaser and the Company.

6.3 Exercise of Right of First Refusal. The Company shall, for a period of thirty (30) days following receipt of the Disposition Notice, have the right to repurchase all of the Target Shares subject to the Disposition Notice upon the same terms as those specified therein or upon such other terms (not materially different from those specified in the Disposition Notice) to which the Purchaser consents. Such right shall be exercisable by delivery of written notice (the “Exercise Notice”) to the Purchaser prior to the expiration of the thirty (30) day exercise period. If such right is exercised with respect to all of the Target Shares, then the Company shall effect the repurchase of such Target Shares, including payment of the purchase price, not more than thirty (30) business days after delivery of the Exercise Notice; and at such time the certificates representing the Target Shares shall be delivered to the Company. Should the purchase price specified in the Disposition Notice be payable in property other than cash or evidence of indebtedness, the Company shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property as determined by the Board in good faith.

6.4 Non-Exercise of the Right of First Refusal by the Company. In the event that the Exercise Notice is not given by the Company to the Purchaser prior to the expiration of the thirty (30) day exercise period, the Purchaser shall have a period of thirty (30) days after the expiration of the exercise period set forth in Section 6.3 hereof in which to sell or otherwise dispose of all of the Target Shares to the third-party offeror identified in the Disposition Notice upon terms (including the purchase price) no more favorable to such third-party offeror than those specified in the Disposition Notice; provided, however, that any such sale or disposition must not be effected in contravention of applicable federal or state securities laws or any existing agreement between the Purchaser and the Company; and provided, further, that such sale shall not be consummated unless and until all of the following conditions are met:

6.4.1 The Purchaser shall deliver to the Company a certificate of the third-party purchaser stating that (i) such third-party purchaser is aware of the rights of the Company’s Right of First Refusal contained herein, and (ii) prior to the purchase by such third-party purchaser of the Target Shares, such third-party purchaser shall become a party to this Agreement, and agrees to be bound by the terms and conditions hereof and thereof; and

6.4.2 The consummation of such sale to a third-party purchaser shall not be subject to any conditions (other than any necessary filings under the Hart-Scott-Rodino Act),

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except that it may be conditioned upon making, as of the closing of the proposed purchase, customary representations and warranties and the delivery of stock certificates.

In the event the Purchaser does not effect such a sale or disposition of the Target Shares within the specified thirty (30) day period, the Right of First Refusal shall continue to be applicable to any subsequent disposition of the Target Shares by the Purchaser until such right lapses.

7. Agreement Binds All Securities that May Be Issued. If after the date of issuance of the Stock to the Purchaser, the Company shall issue any additional shares of its Common Stock upon such Stock, by way of dividend or stock split or other distribution, or if any shares of capital stock or other securities of the Company or of any other corporation are issued in exchange for, or with respect to, the Stock pursuant to any recapitalization, merger, sale of assets, liquidation or other reorganization (collectively, “Reorganization”), regardless of whether the Company shall survive such Reorganization, all of such shares of Common Stock, capital stock and other securities shall be considered to be additional shares of Stock acquired by the Purchaser under this Agreement and shall be ratably subject to all provisions of this Agreement (including, without limitation, Section 5 and Section 6) as if they had been issued to the Purchaser hereunder.

8. Assignability of Company’s Rights. The Company may at any time transfer and assign its rights and delegate its obligations under Section 5 and Section 6 to any other person, corporation, firm or entity, including its officers, directors or shareholders with or without consideration.

9. Termination. This Agreement and any Section hereof may be terminated by an express, written agreement of Purchaser and the Company. Section 6 of this Agreement shall terminate and be of no further force and effect upon the occurrence of any of the following events: (i) the bankruptcy or dissolution of the Company, (ii) the issuance by the Company of shares of voting Common Stock of the Company in an underwritten offering to the public of securities registered under the Act, as amended (or the corresponding provisions of any future United States securities laws other than on Form S-8 or other forms relating to employee benefit plans), or (iii) the acquisition of the Company by a publicly-traded entity in a Change of Control transaction. Every other Section of this Agreement, including but not limited to Section 5, shall survive indefinitely to the extent necessary to permit complete fulfillment and discharge of their respective terms. The termination of any Section of this Agreement for any reason shall not effect any right, remedy or obligation existing hereunder prior to the effective date of such termination.

10. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns; provided, however, that, except as permitted in Section 8, no party may assign his or her or its rights or duties pursuant to this Agreement without the written consent of every other party and no transfer of shares of the Stock may be made except as provided herein. Purchaser agrees to

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Restricted Stock Grant Agreement

indemnify and hold the Company harmless from and against any and all liabilities, costs and expenses, including, but not limited to, reasonable attorneys’ fees, resulting from or arising out of any sale, transfer or other disposition of any shares of the Stock otherwise than in accordance with the terms and provisions of this Agreement.

11. Enforcement. Purchaser agrees that a violation on Purchaser’s part of any of the terms of this Agreement shall cause irreparable damage to the Company and the Company’s shareholders, the exact amount of which is impossible to ascertain, and for that reason agrees that the Company or its assignee pursuant to Section 8 shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining further violations, said rights to be in addition to all other rights and remedies available hereunder.

12. Employment. Nothing in this Agreement shall be construed as granting Purchaser or any affiliate of Purchaser any right to continued employment with the Company or any affiliate of the Company. Except as the Company and Purchaser may otherwise agree in writing, Purchaser’s employment (or the employment of any affiliate of Purchaser) shall be terminable by the Company or any affiliate of the Company at will.

13. Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

14. Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

15. Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail postage prepaid, return receipt requested, addressed as follows:

Company:	Silver Spring Networks, Inc.
575 Broadway Street
Redwood City, CA 94063
Attn: President

If to Company, with a copy to:	Fenwick & West LLP
Silicon Valley Center

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Restricted Stock Grant Agreement

801 California Street
Mountain, CA 94041
Attn: Sayre E. Stevick, Esq.

If to Purchaser or: Purchaser’s successor:	To the address set forth on the
Company’s stock record books

Such communications shall be effective when they are received by the addressee thereof; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

16. No Endorsement. Purchaser understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

17. California Commissioner of Corporations - Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA. THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

18. Other Provisions. This Agreement is binding upon and inures to the benefit of the successors and assigns of the parties hereto. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended or observance of any terms of this Agreement may be waived only by a writing signed by the party to be bound thereby. Should suit or arbitration be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees to be fixed by the court or arbitrator. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or a partnership between the parties hereto. Neither party shall have any power or authority to bind or commit the other.

19. Form S-8 Registration. To the extent that the grant of the Stock hereunder is not exempt from registration under the Act pursuant to Rule 701 of the Act or Purchaser is not otherwise able to sell all Vested Shares following the IPO and expiration of the lock-up agreement provided by Section 4 above as a result of any holding periods imposed upon the shares of the Stock by the Act, provided the Company is able to do so in compliance with

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applicable securities laws, rules and regulations then in effect, then the Company will undertake following the IPO and expiration of such lock-up agreement to register all of the shares of Stock for resale on Form S-8 under the Act.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first hereinabove written.

COMPANY:

SILVER SPRING NETWORKS, INC.

By:	/s/ Scott A. Lang
Name:	Scott A. Lang
Title:	Chief Executive Officer

PURCHASER:

/s/ Warren C. Jenson
Name:	Warren C. Jenson